FOR IMMEDIATE RELEASE

NOVELOS THERAPEUTICS AND MUNDIPHARMA SIGN EXCLUSIVE
    COLLABORATION AGREEMENT IN EUROPE AND JAPAN
- - -
$95mil for Cancer Compound through
Equity Investment, Milestones and Fixed Sales-Based Payments, Plus Royalties

NEWTON, Mass., February 11, 2009 – Novelos Therapeutics, Inc. (OTCBB: NVLT), a biopharmaceutical company focused on the development of therapeutics to treat cancer and hepatitis, announced today that Novelos signed an exclusive collaboration agreement with Mundipharma International Corporation Limited to commercialize in Europe and Asia / Pacific (excluding China) Novelos’ lead compound, NOV-002, which is in a pivotal Phase 3 trial for non-small cell lung cancer under a Special Protocol Assessment (SPA) and Fast Track.  NOV-002 has also demonstrated positive results in Phase 2 trials for other cancer indications.

In parallel, Novelos has also closed a private placement with Purdue Pharma L.P. resulting in $10 million in gross proceeds through the sale of convertible preferred stock and warrants to purchase its common stock.  Novelos sold 200 shares of Series E convertible preferred stock, having a stated value equal to $50,000 per share, a cumulative annual dividend of 9% of stated value and a conversion price of $0.65 per share of common stock.  Purdue also received warrants expiring on December 31, 2015 to purchase an aggregate of 9,230,769 shares of common stock at an exercise price of $0.65 per share.

Under the terms of the collaboration agreement, Novelos may receive up to $25 million of launch milestones and $60 million of fixed sales-based payments.  Novelos will receive a double-digit royalty, which increases as the annual sales increase in the licensed territories.  Mundipharma will be responsible for certain development activities, regulatory submissions and commercialization of NOV-002 in the licensed territories.  Novelos retains all rights and responsibilities in the U.S.A. and the rest of the Americas.

“I am very pleased to be collaborating with Mundipharma and Purdue, which are innovative independent associated pharmaceutical companies with ample resources and a proven track record of developmental and commercialization expertise,” said Harry Palmin, President and CEO of Novelos.  “This transaction will provide the remaining capital to complete our pivotal, fully-enrolled, 840-patient Phase 3 lung cancer trial, which is currently expected to conclude in late 2009.”

According to Åke Wikström, Mundipharma’s Regional Director – Europe, “NOV-002 is an important addition to our oncology pipeline and reinforces our commitment to increasing the treatment options available for cancer patients and improving their quality of life through the development and commercialization of novel therapeutics.”

Ferghana Partners (New York, London and Boston) served as financial and strategic transaction advisor to Novelos.  The preferred stock and warrants were issued in a private placement transaction under Regulation D of the Securities of Act of 1933 and have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from the registration requirements.  Novelos has agreed to file a registration statement with the SEC covering resales of the common stock issuable upon conversion of the newly issued shares of preferred stock and upon exercise of the warrants.

About Mundipharma International Corporation Limited and Purdue Pharma L.P.
The Purdue/Mundipharma/Napp independent associated companies are privately owned companies and joint ventures covering the world's pharmaceutical markets. The companies have particular expertise in drug delivery systems and these are applied to a range of analgesics, respiratory treatments, and cardiovascular drugs. The companies also have a growing presence in the oncology market, and products in the areas of attention deficit hyperactivity disorder, antiseptics and laxatives. For more information: www.mundipharma.co.uk

About Novelos Therapeutics, Inc.
Novelos Therapeutics, Inc. is a biopharmaceutical company commercializing oxidized glutathione-based compounds for the treatment of cancer and hepatitis.  NOV-002, the lead compound currently in Phase 3 development for lung cancer under SPA and Fast Track, acts together with chemotherapy as a chemoprotectant and a chemopotentiator.  NOV-002 is also in Phase 2 development for early-stage breast cancer and chemotherapy-resistant ovarian cancer.  Novelos has a partnership with Mundipharma to develop and commercialize NOV-002 in Europe and Japan.  Novelos’ second compound, NOV-205, acts as a hepatoprotective agent with immunomodulating and anti-inflammatory properties.  NOV-205 is in Phase 1b development for chronic hepatitis C non-responders.  Both compounds have been partnered with Lee’s Pharm in China.  For additional information about Novelos please visit www.novelos.com

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COMPANY	INVESTOR RELATIONS
Harry S. Palmin, President and CEO	Stephen Lichaw
Ph: 617-244-1616 x11	Ph: 201-240-3200
Email: hpalmin@novelos.com	Email: slichaw@novelos.com
Novelos Therapeutics, Inc.
One Gateway Center, Suite 504
Newton, MA 02458

This news release contains forward-looking statements.  Such statements are valid only as of today, and we disclaim any obligation to update this information.  These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made.  These statements are based on our current beliefs and expectations as to such future outcomes.  Drug discovery and development involve a high degree of risk.  Factors that might cause such a material difference include, among others, uncertainties related to the ability to attract and retain partners for our technologies, the identification of lead compounds, the successful preclinical development thereof, the completion of clinical trials, the FDA review process and other government regulation, our  pharmaceutical collaborators’ ability to successfully develop and commercialize drug candidates, competition from other pharmaceutical companies, product pricing and third-party reimbursement.